STONEPATH RECIEVES NON-COMPLIANCE NOTICE FROM AMEX

PHILADELPHIA–(BUSINESS WIRE)–November 30, 2004– Stonepath Group (AMEX:STG), a global logistics services organization, announced that it received notification from the staff of the American Stock Exchange (“Amex”) that the Company is not in compliance with Sections 134 and 1101 of the Amex Company Guide as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 with the Securities and Exchange Commission. The notice requires the Company to submit a plan by December 5, 2004 advising Amex of the action it has taken, or will take, to bring the Company into compliance with the continued listing standards by January 6, 2005.

The Company expects to file its Form 10-Q Quarterly Report within the time period required by Amex’s notice and will submit a plan to Amex advising Amex of the actions it has taken and will take to meet the January 6, 2005 deadline.

If the plan is accepted, the Company will remain listed during the plan period, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. The notice indicates that if the Company is not in compliance with the continued listing standards by January 6, 2005 or does not make sufficient progress consistent with the plan during the plan period, Amex will initiate delisting proceedings. The Company’s securities are also subject to delisting if the Company does not submit a plan or if Amex does not accept the Company’s plan.

About Stonepath Group (AMEX:STG)

Stonepath Group (www.stonepath.com) is a global logistics services organization offering a full-range of time-definite transportation and distribution solutions to a wide range of global and local businesses. For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at (212) 254-8280.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s ability to file its Form 10-Q Quarterly Report for the period ended September 30, 2004 within the time period required by the American Stock Exchange. We have based this forward-looking statement on the knowledge we have obtained to date as a result of our restatement process and our current expectation on the results of that process. This forward-looking statement is not a guaranty and is subject to known and unknown risks, uncertainties and assumptions that may affect our ability to file the Form 10-Q within the time period required by the American Stock Exchange. While it is impossible to identify all of the factors that may affect our ability to file the Form 10-Q within the time period required by the American Stock Exchange, such factors include the risks associated with: (i) the time required for the completion of the review being undertaken by our current and former independent auditors, (ii) our discovery of additional information in connection with the restatement process and (iii) the judgment inherent in the financial accounting process which may result in our current and past independent auditors reaching conclusions which differ from our own internal conclusions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly release the result of any revision of these forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.